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[WESLEY JESSEN LOGO]                                                  Exhibit 12




                                                                   Press Release
--------------------------------------------------------------------------------

                             CONTACT: George Sard/David Reno/Christina Johnson Citigate Sard Verbinnen
                                        (212) 687-8080


               WESLEY JESSEN BOARD RECOMMENDS SHAREHOLDERS NOT
                          TENDER SHARES AT THIS TIME

                    Continues Discussions With Other Parties

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   DES PLAINES, IL, MAY 19, 2000 - Wesley Jessen VisionCare, Inc. (NASDAQ:
WJCO), the world's leading manufacturer of specialty soft contact lenses, today announced that its Board of Directors recommends that Wesley Jessen shareholders not tender their shares at this time into the recently amended hostile tender offer made by Bausch & Lomb Incorporated (NYSE: BOL) to purchase all outstanding shares of Wesley Jessen common stock at $35.55 per share.

   The Board unanimously took this action in view of the fact that Wesley Jessen continues to be in discussions with other parties regarding possible alternative transactions. While these discussions are still ongoing, there can be no assurance that they will lead to any agreements or understandings, or if any agreements or understandings are reached, that any transactions will be consummated. Wesley Jessen continues to be a party to a pending merger agreement with Ocular Sciences, Inc. (NASDAQ: OCLR).

   The Board intends to continue to monitor these pending discussions and to advise shareholders of Wesley Jessen as to the status of these discussions and of the Board's recommendation with respect to the pending amended Bausch & Lomb tender offer prior to the May 31, 2000 expiration date of such amended Bausch & Lomb tender offer.

   The Board Stated that it intends to take whatever actions it determines to be in the best interests of Wesley Jessen's shareholders.

   Wesley Jessen VisionCare, Inc. is the leading worldwide developer, manufacturer and marketer of specialty contact lenses. Its products include cosmetic lenses, which




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change or enhance the wearer's eye color, toric lenses, which correct astigmatism, and premium lenses, which offer value-added features such as protection from ultraviolet light.

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                           FORWARD-LOOKING STATEMENTS

The foregoing communications contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 (the "Safe Harbor Provisions"). References made in the foregoing, in particular, statements regarding the proposed business combination between WJ and OSI are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to obtain, or meet conditions imposed for, governmental approvals, the stockholders of either WJ or OSI fail to approve the business combination; costs related to the business combination; the risk that the WJ and OSI businesses will not be integrated successfully; and other economic, business, competitive and/or regulatory factors relating to WJ's or OSI's business generally. WJ and OSI are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise. The Safe Harbor Provisions are not applicable to the foregoing communications to the extent that they constitute tender offer materials and have not been judicially determined to be applicable to such communications to the extent that they constitute soliciting materials.

For a detailed discussion of these and other cautionary statements, please refer to WJ's filings with the Securities and Exchange Commission (the "Commission"), especially in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of WJ's Form S-3 Registration Statement (Commission File No. 333-79293), which became effective in June 14, 1999. In addition, please refer to OSI's filings with the Commission, especially the information set forth under the heading "Factors That May Affect Future Results" in OSI's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 1999.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

A joint proxy statement/prospectus will be filed by Wesley Jessen VisionCare, Inc. ("WJ") and Ocular Sciences, Inc. ("OSI") with the Commission as soon as practicable. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE COMMISSION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by WJ and OSI with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and other documents filed with the Commission by WJ may also be obtained for free from

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WJ by directing a request to Wesley Jessen VisionCare, Inc., 333 East Howard
Avenue, Des Plaines, IL 60018, telephone: (847) 294-3000. In addition, the joint proxy statement/prospectus and other documents filed with the Commission by OSI may be obtained for free from OSI by directing a request to Ocular Sciences, Inc., 475 Eccles Avenue, South San Francisco, California 94080, telephone: (650) 583-1400.

WJ and its officers and directors may be deemed to be participants in the solicitation of proxies from WJ's stockholders with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in WJ's Current Report on Form 8-K/A, dated April 10, 2000. This document is available free of charge at the Commission's web site at http://www.sec.gov and from WJ at the address set forth above. OSI and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of OSI with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in OSI's Proxy Statement for its 1999 Annual Meeting of Stockholders filed with the Commission on April 26, 1999. This document is available free of charge at the Commission's web site at http://www.sec.gov and from the OSI at the address set forth above.

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